UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     June 12, 2007

POLO RALPH LAUREN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-13057 13-2622036
(Commission File Number) (IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK 10022
(Address of Principal Executive Offices) (Zip Code)

(212) 318-7000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 12, 2007, Polo Ralph Lauren Corporation (the “Corporation”) renewed Ralph Lauren’s amended and restated employment agreement, dated as of June 23, 2003, for an additional five-year period commencing on March 30, 2008 (the “New Employment Agreement”), upon the expiration of Mr. Lauren’s current employment agreement.

Under the New Employment Agreement, Mr. Lauren will continue to serve as Chairman and Chief Executive Officer of the Corporation and will be entitled to an annual base salary of $1.25 million and will have a target bonus opportunity in the amount of $13 million for each fiscal year during the term of the New Employment Agreement. The maximum bonus provided for under the New Employment Agreement in any fiscal year, subject to compliance with the Corporation’s Executive Officer Annual Incentive Plan, is $19.5 million which constitutes 150% of Mr. Lauren’s target bonus. Under the New Employment Agreement, Mr. Lauren will also be entitled to annual grants of options to purchase 100,000 shares of the Corporation’s Class A Common Stock and annual issuances of 75,000 restricted stock units under the Corporation’s 1997 Long-Term Stock Incentive Plan. The restricted stock units will vest five years from the date of issuance thereof and the options will have an exercise term of seven years and will vest ratably on the first three anniversaries of the date of grant, subject in all cases to earlier termination or accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances. The New Employment Agreement requires Mr. Lauren to fly on his own or other private aircraft for security purposes and further provides that Mr. Lauren is entitled to reimbursement by the Corporation for any private aircraft travel expenses he incurs, whether business related or personal, without any tax gross-up.

If Mr. Lauren’s employment terminates as a result of his death or disability, he or his estate would be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary through the date on which his death or termination due to disability occurs; (ii) any accrued and unpaid compensation as of the date of termination of his employment; and (iii) a pro rata portion, based on the number of days he worked in the fiscal year prior to the termination of his employment, of the annual bonus he would otherwise have received for the fiscal year in which his death or termination due to disability occurred. In addition, any unvested stock options held by Mr. Lauren will vest immediately and remain exercisable for a period of three years from the date of termination of his employment and all of his unvested restricted stock units will vest in their entirety on the date of his termination of employment and be payable in shares of Class A Common Stock.

If Mr. Lauren resigns for good reason, or if the Corporation terminates Mr. Lauren’s employment without cause, Mr. Lauren would be entitled to receive a lump sum cash payment equal to the sum of: (i) three years of his base salary; (ii) any accrued and unpaid compensation as of the date of termination of his employment; and (iii) three times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the fiscal year in which the termination of his employment occurred. In addition, any unvested stock options will continue to vest on their scheduled vesting dates, provided that Mr. Lauren complies with certain noncompete and other restrictive covenants, and all of his unvested restricted stock units will vest in their entirety on the date of his termination of employment and be payable in shares of Class A Common Stock.

If Mr. Lauren resigns without good reason, or if the Corporation terminates Mr. Lauren’s employment for cause, then any unvested restricted stock units and any unexercised stock options held by Mr. Lauren shall be forfeited and Mr. Lauren will be entitled to a lump sum cash payment equal to:     (i)  the sum of his base salary

through the date of termination of his employment and (ii) any accrued and unpaid compensation as of the date of termination of his employment. Under Mr. Lauren’s New Employment Agreement, if Mr. Lauren terminates his employment for any reason other than for good reason or if the Corporation terminates Mr. Lauren’s employment for cause, then Mr. Lauren will not receive a pro rata portion of his annual bonus for the fiscal year in which such termination occurred. The definition of good reason under the New Employment Agreement specifies that the termination of employment had to occur within one year following the occurrence of the basis for such good reason to terminate, and that Mr. Lauren had to notify the Corporation of the existence of such good reason within 90 days of its occurrence and the Corporation has 30 days to cure the basis for such good reason.

The above described amounts payable to Mr. Lauren are subject to his compliance with the following restrictive covenants: (i) not to compete with the Corporation anywhere in the world for two years following the termination of his employment; (ii) not to solicit any employee of the Corporation or any licensee thereof for three years following the termination of his employment; (iii) not to disparage the Corporation for three years following the termination of his employment; and (iv) not to disclose any confidential information of the Corporation.

The above description is qualified in its entirety by reference to the New Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Amended and Restated Employment Agreement, made effective as of March 30, 2008, between the Corporation and Ralph Lauren.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLO RALPH LAUREN CORPORATION
Date: June 18, 2007	By:	/s/ Tracey T. Travis
Name: Tracey T. Travis Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement, made effective as of March 30, 2008, between the Corporation and Ralph Lauren.